AMENDMENT NO. 1 TO CREDIT AGREEMENT

        This Amendment No. 1 to Credit Agreement (this "Amendment"), dated as of February 8, 2007, is made among JEFFERIES CAPITAL PARTNERS IV L.P., a Delaware limited partnership (the "Borrower"), and WACHOVIA BANK, N.A. (the "Lender").

W I T N E S S E T H:

        WHEREAS, the Borrower and the Lender have entered into that certain Credit Agreement dated as of January 6, 2006 (the "Credit Agreement"; capitalized terms used in this Amendment not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lender has, subject to the terms and conditions set forth therein, agreed to make available to the Borrower a revolving credit facility which provides for loans to the Borrower in a maximum aggregate principal amount of up to $20,000,000; and

        WHEREAS, the Borrower has advised the Lender that it desires to extend the Maturity Date, increase the Commitment and the Letter of Credit Sublimit and decrease certain interest rates and fees; and

        WHEREAS, the Lender is willing to agree to such modifications subject to the terms and conditions contained in this Amendment;

        NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Amendments to Credit Agreement. Subject to the terms and conditions hereof, the Credit Agreement is amended as follows, effective as of the date of satisfaction of the conditions set forth in Section 2:

(a)

Section 1.01 of the Credit Agreement is amended to delete the definitions of "Applicable Margin", "Commitment", "Letter of Credit Sublimit" and "Maturity Date" in their entirety and insert the following definitions in lieu thereof in the appropriate alphabetical positions therein:

"Applicable Margin" means one hundred seventy-five basis points (1.75%).

"Commitment" means the commitment of the Bank to make Loans and issue Letters of Credit, as such commitment may be reduced from time to time pursuant to Section 2.06. The initial amount of the Bank's Commitment is $30,000,000.

"Letter of Credit Sublimit" means $15,000,000.

"Maturity Date" means February 8, 2008.

(b)	Section 2.09 of the Credit Agreement is amended to delete the amount of "three-tenths of one percent (0.30%)" and insert the amount of "twenty-five basis points (0.25%)" in lieu thereof.

2.	Effectiveness; Conditions Precedent. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent:

(a)

the receipt by the Lender of each of the following: (i) two (2) original counterparts of this Amendment, duly executed by the Borrower and the Lender; (ii) resolutions of the Borrower authorizing the increase in the Commitment and the Letter of Credit Sublimit; and (iii) such documents and certifications as the Lender may reasonably require; in each case in form and substance satisfactory to the Lender; and

(b)	the payment of any fees and expenses incurred in connection with this Amendment.

3.	Representations and Warranties. In order to induce the Lender to enter into this Amendment, the Borrower represents and warrants to the Lender as follows:

(a)

The representations and warranties made by it in Article III of the Credit Agreement and in each of the other Bank Agreements to which it is a party are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct as of such earlier date;

(b)

Since the Closing Date, no act, event, condition or circumstance has occurred or arisen which, singly or in the aggregate with one or more other acts, events, occurrences or conditions (whenever occurring or arising), has had or could reasonably be expected to have a Material Adverse Effect;

(c)

This Amendment has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally; and

(d)	No Default or Event of Default has occurred and is continuing.

4.

Entire Agreement. This Amendment, together with all of the other Bank Agreements (collectively, the "Relevant Documents"), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 8.02 of the Credit Agreement.

5.

Full Force and Effect of Amendment. Except as specifically amended, modified or supplemented hereby, the Credit Agreement and all other Bank Agreements are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

6.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

7.

Governing Law. THIS AMENDMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, AND SHALL BE FURTHER SUBJECT TO THE PROVISIONS OF SECTIONS 8.09 AND 8.10 OF THE CREDIT AGREEMENT.

8.

Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

9.	References. All references in any of the Bank Agreements to the "Credit Agreement" shall mean the Credit Agreement, as amended hereby.

10.

Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower and the Lender, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 8.04 of the Credit Agreement.

[Signature pages follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

JEFFERIES CAPITAL PARTNERS IV L.P.

By:         JCP IV LLC, its General Partner

                  By:        Jefferies Capital Partners IV LLC, its
                                Managing Member

                               By:/s/ James L. Luikart
                                    Name: James L. Luikart
                                      Title: Managing Member

WACHOVIA BANK, N.A.

By:/s/ Douglas G. Macdonald
      Name: Douglas G. Macdonald
       Title: Senior Vice President